UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 20, 2010

WLG INC.
(Exact name of registrant as specified in its charter)

Delaware	333-113564	20-0262555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 East Algonquin Road
Suite 120
Schaumburg, IL 60173 USA
(Address of Principal Executive Offices/Zip Code)

(224) 653-2800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 24, 2010, WLG Inc. (the “Company”), filed a Certificate of Amendment to its Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to increase the Company’s authorized shares to Seventy-five Million (75,000,000) shares, of which (a) Sixty-five Million (65,000,000) shares are Common Stock, par value $.001 per share, and (b) Ten Million (10,000,000) shares are blank check preferred stock, par value $.001 per share.   The Amendment does not make any other changes to the Restated Certificate of Incorporation.

A copy of the Certificate of Amendment is attached hereto as Exhibit 99.1

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Amendment was approved by the unanimous written consent of the Company’s board of directors, effective September 20, 2010 and by written consent of the holders of 100%of the Company’s issued and outstanding shares of Series A, B and C Preferred stock and the holders of approximately 82% of the Company’s issued and outstanding shares of Common Stock, effective as of September 20, 2010.

Item 9.01. Financial Statement and Exhibits

(d) Financial Statements and Exhibits

Exhibit No.	Description

99.1	Certificate of Amendment

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WLG Inc.

	By:	/s/ Edmund Pawelko
Name: Edmund Pawelko
Title: Chief Financial Officer
Date: September 30, 2010